Exhibit 23

CONSENT OF ERNST & YOUNG LLP

We consent to the incorporation by reference in Registration Statements No. 33-34490, 33-34037, 33-21360, 33-00201, 2-64261, 33-5904, 33-40249, 333-02827, 333-02825, 333-66211, 333-77167, 333-32886, 333-42322, 333-72698, 333-73726 and 333-90602 of Whirlpool Corporation, Registration Statements No. 33-26680 and 33-53196 of Whirlpool Corporation pertaining to the Whirlpool Savings Plan, and Registration Statement No. 333-66163 of Whirlpool Corporation pertaining to the Whirlpool 401(k) Plan, of our report dated February 3, 2004, with respect to the consolidated financial statements and schedule of Whirlpool Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Chicago, Illinois

March 10, 2004